Exhibit 23.6
CONSENT OF AITE GROUP, LLC
We consent to the use in this Amendment No. 1 to Registration Statement No. 333-169234 and in all subsequent amendments and post-effective amendments or supplements thereto and in any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act (the “Registration Statement”) of FXCM Inc. of any extracts or information from Aite Group, LLC, appearing in the Prospectus, which is part of this Registration Statement. We also consent to the references to us in the Prospectus.
Aite Group, LLC
/s/ Frank Rizza
Frank Rizza
Partner
Aite Group, LLC
October 8, 2010